                                                                    EXHIBIT 12.1

MTL Inc.
Computation of the Ratio of Earnings to Fixed Charges



                                                                        1993            1994             1995             1996
Earnings:
  Pre-tax income (loss)                                             $ 7,037,000     $ 10,545,000    $ 13,209,788     $ 14,940,309

     Add:
       Total Fixed charges (as calculated below)                      6,587,305        4,744,174       3,881,969        4,758,072
       Amortization expense of previously capitalized interest                -                -               -                -

     Less:
       Interest capitalized during the period                                 -                -               -                -

                                                                     --------------------------------------------------------------
     Earnings                                                        13,624,305       15,289,174      17,091,757       19,698,381

Fixed Charges:
     Rent expense under operating leases                              1,970,427        1,332,306         958,162        2,209,532
        x 1/3 of Rent expenses

     Interest portion of rent expense:                                  656,809          444,102         319,387          736,511
     Interest cost (expensed and capitalized)                         5,760,500        4,222,912       3,543,867        3,959,669

     Proforma interest cost:
        Interest cost (on new debt)
        Fee for unused portion of Revolving Credit Facility

     Debt amortization expense                                          169,996           77,160          18,715           61,892
                                                                     --------------------------------------------------------------
     Total Fixed Charges                                              6,587,305        4,744,174       3,881,969        4,758,072

Ratio of Earnings to Fixed Charges (1) (2)                                 2.07             3.22            4.40             4.14


                                                                                                            Proforma
                                                                                                 -----------------------------
                                                                       6 months      6 months      12 months       6 months
                                                                       Ending        Ending         Ending          Ending
                                                         1997          6/30/98       6/30/97         1997           6/30/98

Earnings:

  Pre-tax income (loss)                               $ 17,879,586  $ (5,343,000)  $ 8,667,000   $ (6,700,000)    $ 3,100,000

     Add:
       Total Fixed charges (as calculated below)         4,726,553     3,430,097     2,343,608     40,440,393      20,419,066
       Amortization expense of previously
         capitalized interest                                    -             -             -              -               -

     Less:
       Interest capitalized during the period                    -             -             -              -               -

                                                      -----------------------------------------   -----------------------------
     Earnings                                           22,606,139    (1,912,903)   11,010,608     33,740,393      23,519,066

Fixed Charges:
     Rent expense under operating leases                 2,821,179       697,197     1,410,590      2,821,179       1,557,197
        x 1/3 of Rent expenses

     Interest portion of rent expense:                     940,393       232,399       470,197        940,393         519,066
     Interest cost (expensed and capitalized)            3,706,137     2,953,268     1,826,824

     Proforma interest cost:
        Interest cost (on new debt)                                                                37,700,000      18,900,000
        Fee for unused portion of Revolving
          Credit Facility                                                                             300,000         200,000

     Debt amortization expense                              80,023       244,430        46,587      1,500,000         800,000
                                                      -----------------------------------------   -----------------------------
     Total Fixed Charges                                 4,726,553     3,430,097     2,343,608     40,440,393      20,419,066

Ratio of Earnings to Fixed Charges (1) (2)                    4.78           --           4.70             --            1.15


(1) Earnings were insufficient to cover fixed charges by $5.3 million for the six months ended June 30, 1998 and $6.7 million for the pro forma year ended December 31, 1997.

(2) During the six months ended June 30, 1998, the Company incurred a non-recurring expense of $13.4 million related to the exercise of options of MTL stock in connection with the MTL Transactions. Excluding this expense, the ratio of earnings to fixed charges would have been 3.36x. Adjusting for certain nonrecurring costs of $13.4 million and $.6 million for the pro forma year ended December 31, 1997 and six months ended June 30, 1998 (as discussed in the Unaudited Pro Forma Condensed Consolidated Financial Information) would have resulted in a ratio of 1.17x for the pro forma year ended December 31, 1997 and 1.18x for the pro forma six months ended June 30, 1998.